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(BW) (PIVOT-Rules) Pivot Rules, Inc. Discontinues Golf Sportswear Division

         NEW YORK,-- (BUSINESS WIRE)--June 26, 1998--Pivot Rules, Inc. (NASDAQ:
PVTR, PVTRW/BSE: PVR, PVRW) announced today that its Board of Directors has determined that it is in the best interest of the Company's shareholders to discontinue the operations of its golf sportswear division and to devote all of the Company's energy and resources to building its Internet division.
         The golf sportswear division has been operating at a loss, and despite efforts to promote the brand, orders for the sportswear collection have been significantly below the Company's business plan and even further below last years levels. As a result of the increasingly competitive retail and wholesale environment, as well as the division's poor sell-through at retail, the Company has been unable to re-establish its distribution in the department store channel. The Company intends to honor the golf sportswear division's exiting commitments and sell its remaining inventory.
         Says Ken Seiff, Chief Executive Officer, "Personally, I am saddened by our decision to discontinue the sportswear division, which I started seven years ago. As a businessman, I believe this was the prudent course of action. I continue to be extremely enthusiastic about the prospects for our other division, the Internet division, which will seek to capitalized on the tremendous growth in online retail sales."
         The Internet division is building an online store that will sell brand name, first-quality, end-of-season and excess merchandise directly to consumers.
         This press release may include statements, that constitute "forward-looking" statements, usually containing the words "believe" "project", "expect", or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. The risks and uncertainties include but are not limited to certain risks relating to consumer acceptance of the internet as a medium for purchasing apparel, the startup nature of the Internet business, the capital intensive nature of such business (taking into account the need for advertising to promote such business), the successful hiring of personnel, the potential for competitors with greater resources to enter such business and the Company's lack of experience in such business.


     --30-jd/ny*

     CONTACT:  PIVOT RULES, INC.,  New York,
               212/944-8000
               Ken Seiff, CEO, x25
               Jonathan Morris, EVP, x23


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